AGREEMENT


This Agreement is made and entered into this    day of August 1998 by and
between TENSLEEP DESIGN INC. ("TDI"), a corporation having its principal place of business at 78-153 Calle Norte La Quinta, CA 92253, USA, and Silicon Resources, Inc. ("SRI") a corporation having its principal place of business at 800 Brazos, Suite 820, Austin Texas 78701.

PURPOSE

The purpose of this Agreement is to define the terms of the agreement between SRI and TDI for the mutual benefit of both parties.

WHEREAS, TDI, together with its subsidiary Logical Silicon Solutions (LS2), has integrated circuit design software, design workstations and a large library of standard, micro-and mega -cells including 16-bit DSPs and 8-bit microprocessors, which are not being fully utilized at the moment; further, TDI needs to re-organized and support the DSP designs, and

WHEREAS, TDI intends to exploit the DSP intellectual property by expending as a fabless semiconductor company into selected modem and other markets with integrated circuit products based on the DSP and mixed-signal technology, and to rebuild and expend LS2 by concentrating on contract design with initial emphasis on IC layout, and

WHEREAS, SRI has a successful consulting business with hardware and software to support present customers but has identified potential future business if more equipment and software were available, and

WHEREAS, SRI has already started presenting its present intellectual property to customers and intends on expending its present business to support such customers and ideas and would need to acquire equipment and software to support such endeavors.

THEREFORE, SRI and TDI have entered into the following agreement,

1.	TDI will provide 5 or more designs workstations; not to exceed 10, five to be used on a priority basis by SRI personnel for 18 months; SRI will provide space and power for these workstations and up to two servers.
	These workstations will be equipped as described in Appendix A.
2.	TDI will leased the workstations and licensed design software for a monthly rental to SRI as described in Appendix A. Workstations and leased software are reserved for exclusive use by SRI and TDI.
3.	SRI will make space available for up to 4 TDI personnel; 1 manager and
      3 designers; TDI to compensate SRI for such space as described in Appendix A.
4.	SRI will make at leased one design engineer available to TDI for the purpose of re-organizing the DSP designs, and supporting the transfer of the intellectual property to TDI customers. The detailed scope of this activity will be covered by an additional agreement to be completed within 60 days of the date of this agreement . TDI will compensate SRI for engineering services as outlined in the additional agreement.
5.	Within a period of not to exceed 60 days, SRI and TDI will fashion an agreement for the licensing and support of TDI intellectual property and for the exchange of design services and design services marketing between SRI and TDI. This agreement will address, but is not limited to, such items as scope of competition, billing rates, royalty rates, and customer assignments.
6.	Compensation from SRI to TDI and TDI to SRI for items 1-3 above is as outlined in Appendix A. Accounts payable and accounts receivables will be kept per FASB rules.
7.	The Terms of the Agreement is 18 months, starting on 21 Aug. 98.
8.	Neither TDI nor SRI may hire the other's employees for a period of two years after the termination of this Agreement.
9.	This Agreement is limited to the items specifically stated in the
      Agreement; each party is an independent business and is entering into this agreement to facilitate their respective and separate business interests.


	For Silicon Resources, Inc.		For Tensleep Design, Inc.
	Date: 8/21/98				Date: 21 August 1998


	Signature: /S/ Michael Taborn		Signature: /S/ Dennis Kaliher
	Michael Taborn				Dennis Kaliher
	President					President

Appendix A: Billings

Workstation and CAD Software Complement and Pricing:

Logic design station (pi), with					$1050/month
	Waveform
	Composer: Analysis
	Composer: IC Design
	EDIFIN
	Verilog Access

Logic design station (oz), with					$1050/month
	Waveform
	Composer: Analysis
	Composer: IC Design
	Verilog Access

Logic design station (rush), with					$1050/month
	Waveform
	Composer: Analysis
	Composer: IC Design
	Verilog Access

Logic design station (newt), with					$1450/month
	Waveform
	Composer: Analysis
	Composer: IC Design
	HSPICE
	Verilog Access

Logic design station (fenway), with					$3900/month
	Waveform
	Composer: Analysis
	Composer: IC Design
	HSPICE
	Synopsys
	Verilog Access

Pi, oz and rush are Solborne SPARC5 workstations; newt and fenway are Tatung SPARC20 workstations. Verilog is resident on nitro, the S900 Solborne server.

First payment of the workstations and licensed software is due on the date of the signature of this Agreement ans will apply to the first month's rental. First month will start when workstations are operational with the licensed CAD tools as listed for each station. Subsequent invoices for workstation and design software rental will be billed monthly in advance, and payment will be made by the 15th of each month. Access to other tools can be arranged on an ad hoc basis.

First workstations on rental will be newt and fenway; with a target date for turn-on of 1 Nov. 98. The other 3 stations will be added as needed, but no later than 1 Feb. 1999.

Office space rental						$1.50/ft2/month

Invoices for office rental will be billed monthly in advanced, and payment will be offered by the 15th of each month.
TDI requires a minimum of one office and office space for at up to 4 additional employees.

Engineer Charges:

Tensleep will be billed for Silicon Resources engineering services at a rate of $104.05 per hour or $18,000 per month.

SUBLEASE AGREEMENT

WHEREAS: SILICONE RESOURCES: SRI (landlord), and TENSLEEP DESIGN (TENANT), entered into a Lease dated 29 October 98 for approximately 750 Sq. Ft. (Leased Premises) situated on the 2nd floor of the building at 2201 North Lamar Blvd., Austin, Travis County, Texas and commonly known as the Park Place Office Building.

WHEREAS: Landlord and Tenant entered into said Lease for a period of Month to Month beginning 1 November 98. (See copy of Lease Attached).

WHEREAS: Tensleep Design, Sub-lessee, hereby agrees to abide by the terms of this Sublease agreement and the terms and conditions of the Lease in all particulars, it is hereby agreed by all parties that Tensleep Design, Inc. Sub-lessee, shall pay the sum of $1000.00 per month directly to Silicon Resources as his sole obligation under the terms & conditions of the Original Lease.

THEREFORE: Be it resolved that Tenant hereby subleases the Leased
Premises to Sub-lessee effective 1 November 98. It is expressly understood that nothing in this Sublease Agreement, including the payment of rent by Sub-lessee directly to Landlord, shall release of diminish Tenant's responsibility to Landlord under the terms of the Lease.

	In consideration of the above, we witness our signatures this 29nd day of October.

TENANT/SUB-LESSOR:					SUB-LESSEE


BY:/S/ Michael Taborn			      BY: /S/ Dennis Kaliher

LANDLORD						SUB-LESSEE'S REAL ESTATE
							AGENT:

                    SUPPLEMENT TO THE AGREEMENT OF 21 AUGUST
                                     BETWEEN
                 TENSLEEP DESIGN, INC. AND SILICON RESOURCES, INC.

The following paragraphs apply to the Appendix A of the referenced Agreement and replace applicable elements of the Appendix:

Billing for the reservation and usage of the referenced workstations will be as follows:

	1.	Five workstations as listed in the Appendix A will be reserved for the use of SRI in exchange for a credit to TDI of $9,650 per month. $1,000.00 of this credit will be returned to SRI in exchange for which SRI will provide
TDI with approximately 750 square feet of office space co-located with SRI;
space to be made available no later than 1 January 1999. In the interim, SRI will make one office available for TDI personnel and provide common space for CAD equipment to support the workstations.

	2.	TDI will use the remainder of the credit to employ SRI engineering personnel on TDI projects at a rate of $104.00 per hour. Credit not used in one month will be accumulated and available for use in future months. Excess usage of the credit (overages) will be deducted from the following months credit.

	3.	Workstations will be taken off reserved status when assigned to a project. Billing for usage of the station commence with the start of the project and will continue for the duration of the project. Minimum billing is one month. The amount of the billing is deducted from the reservation credit for each month the billing occurs.

	4.	Billing rates are as follows:

		a. Logic design station (pi),			$1200/month
			b. Logic design station (oz),			$1200/month
			c. Logic design station (rush),		$1200/month
			d. Logic design station (newt),		$1650/month
			e. Logic design station (fenway),		$4500/month


Signed this 29 day of October, 1998.



For Silicon Resources, Inc.				For Tensleep Design, Inc.
Date: 10/29/98					Date: 23, Oct. 98

Signature: /S/ Michael Taborn			Signature: /S/ Dennis Kaliher
Michael Taborn					Dennis Kaliher
President						President